Exhibit 8.1
[Seward & Kissel LLP Letterhead]
September [   ], 2011
Ocean Rig UDW Inc.
10 Skopa Street, Tribune House
2nd Floor, Office 202, CY 1075
Nicosia, Cyprus
011 357 22767517
          Re: Ocean Rig UDW Inc.
Ladies and Gentlemen:
     We have acted as Marshall Islands and United States counsel to Ocean Rig UDW Inc., (the “Company”) in connection with the Company’s Registration Statement on Form F-4 (File No. 333- ) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on September, [ ], 2011, as thereafter amended or supplemented (the “Registration Statement”) with respect to the transfer of up to 1,541,171 of the Company’s common shares (including the related preferred stock purchase rights (the “Rights”)), par value $0.01 per share (the “Securities”). The Registration Statement relates to the merger of Pelican Stockholdings Inc. (“Pelican”) with and into OceanFreight Inc. (“OceanFreight”) with OceanFreight as the surviving corporation (the “Merger”) as a wholly-owned subsidiary of DryShips Inc. (“DryShips”) pursuant to the Agreement and Plan of Merger, dated July 26, 2011, by and among DryShips, OceanFreight and Pelican (the “Merger Agreement”), as described in the form of the Proxy Statement/Prospectus included in the Registration Statement (the “Proxy/Prospectus”).
     In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the Proxy/Prospectus. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
     Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.
     Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors” and “Taxation” therein, we hereby confirm that the opinions that are attributed to Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters in the Registration Statement under the captions:
     (i) “Taxation — Material tax considerations with respect to the ownership and disposition of Ocean Rig common stock”;
     (ii) “Taxation — Distributions”;

Ocean Rig UDW Inc.
September [    ], 2011

     (iii) “Taxation — Sale, exchange or other disposition of Ocean Rig commons shares”;
     (iv) “Taxation — Passive foreign investment company status and significant tax consequences”;
     (v) “Taxation — Backup withholding and information reporting”;
     (vi) “Risk Factors — A change in tax laws, treaties or regulations, or their interpretation, of any country in which Ocean Rig operates could result in a higher tax rate on its worldwide earnings, which could result in a significant negative impact on Ocean Rig’s earnings and cash flows from operations”; and
     (vii) “Risk Factors — United States tax authorities may treat Ocean Rig as a ‘passive foreign investment company’ for United States federal income tax purposes, which may reduce Ocean Rig’s ability to raise additional capital through the equity markets”
are the opinions of Seward and Kissel LLP and accurately state our opinion as to the tax matters discussed therein.
     Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very Truly Yours,

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